UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-QSB

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

For the quarter ended January 31, 2006	Commission File Number: 0-5105

MILASTAR CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	13-2636669 (I.R.S. Employer Identification No.)

7317 West Lake Street, Minneapolis, MN 55426 (Address of principal executive offices)	(952) 929-4774 (Telephone number)

Not Applicable

Former name, former address and former fiscal year, if changed since last report.

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes No X

At March 10, 2006, 2,723,264 shares of common stock of the Registrant were issued and outstanding.

MILASTAR CORPORATION AND SUBSIDIARIES

PART I

Item 1. Financial Statements

The condensed consolidated financial statements included herein have been prepared by Milastar Corporation (the "Company") without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. Operating results for the three and nine months ended January 31, 2006 are not necessarily indicative of the results that may be expected for the year ending April 30, 2006. It is suggested that these condensed consolidated financial statements be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's annual report on Form 10-KSB for the fiscal year ended April 30, 2005.

The condensed consolidated financial statements included herein, which are unaudited, include, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary to present fairly the consolidated financial position and results of operations of the Company for the periods presented.
MILASTAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
ASSETS

	January 31,	April 30,
	2006	2005
	(Unaudited)	(Audited)
Current assets:
Cash	$ 1,153,000	$ 205,000
Accounts and other receivables, net	1,642,000	1,627,000
Inventory	109,000	191,000
Deferred income taxes	250,000	134,000
Prepaid supplies and other	212,000	266,000
Total current assets	3,366,000	2,423,000

Property, plant and equipment:
Land	420,000	420,000
Buildings and improvements	3,127,000	3,138,000
Deposits on Equipment	--	469,000
Equipment	8,850,000	8,916,000
	12,397,000	12,943,000
Less accumulated depreciation	(5,678,000)	(5,382,000)
	6,719,000	7,561,000

Total assets	$ 10,085,000	$ 9,984,000
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$ 600,000	$ 630,000
Accounts payable	224,000	416,000
Accrued payroll and benefits	677,000	444,000
Accrued income taxes	276,000	158,000
Accrued real estate taxes	79,000	101,000
Other accrued liabilities	206,000	163,000
Total current liabilities	2,062,000	1,912,000

Long-term debt, less current maturities	1,208,000	1,595,000
Deferred income taxes	450,000	494,000

Total liabilities	3,720,000	4,001,000

Stockholders' equity:
Common stock, $.05 par value; authorized 7,500,000 shares, issued and
outstanding 2,723,264 shares at January 31, 2006 and April 30, 2005	136,000	136,000
Additional paid-in capital	1,647,000	1,647,000
Retained earnings	4,582,000	4,200,000
Total stockholders' equity	6,365,000	5,983,000

Total liabilities and stockholders' equity	$ 10,085,000	$ 9,984,000

See accompanying notes to condensed consolidated financial statements

MILASTAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
__________________________________	Three Months Ended	Nine Months Ended
	January 31,	January 31,
	2006	2005	2006	2005

Net sales	$ 3,319,000	$ 3,176,000	$ 10,336,000	$ 9,652,000
Cost of sales	2,279,000	2,294,000	6,958,000	6,788,000

Gross profit	1,040,000	882,000	3,378,000	2,864,000
Selling, general and administrative expenses	892,000	557,000	2,190,000	1,698,000
Payment for surrender of Director options	207,000	--	207,000	--
Disposal loss on property and equipment	20,000	100,000	181,000	305,000
Loss on impairment of property and equipment	--	--	70,000	--

Operating income (loss)	(79,000)	225,000	730,000	861,000

Other expense:
Interest expense	(30,000)	(27,000)	(88,000)	(79,000)
Total other expense	(30,000)	(27,000)	(88,000)	(79,000)

Income (loss) before income taxes	(109,000)	198,000	642,000	782,000
Income tax expense (benefit)	(44,000)	73,000	260,000	291,000

Net income (loss)	$ (65,000)	$ 125,000	$ 382,000	$ 491,000

Net income (loss) per common share - basic	$ (0.02)	$ 0.05	$ 0.14	$ 0.18
Weighted average shares outstanding - basic	2,723,264	2,723,264	2,723,264	2,723,264

Net income (loss) per common share - diluted	$ (0.02)	$ 0.04	$ 0.12	$ 0.15
Weighted average shares outstanding - diluted	2,723,264	3,261,194	3,245,135	3,171,237

See accompanying notes to condensed consolidated financial statements
MILASTAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Nine Months Ended January 31,
(Unaudited)
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 382,000	$ 491,000
Adjustments to reconcile net income to net cash
flows from operating activities:
Depreciation and amortization	756,000	732,000
Loss on disposal of property and equipment	181,000	305,000
Impairment of property and equipment	70,000	--
Deferred income taxes	(160,000)	201,000

Changes in operating assets and liabilities:
Accounts and other receivables	(15,000)	253,000
Inventory	82,000	(38,000)
Prepaid supplies and other	54,000	27,000
Accounts payable and accrued expenses	180,000	(234,000)
Net cash flows from operating activities	1,530,000	1,737,000

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(165,000)	(913,000)
Net cash flows from investing activities	(165,000)	(913,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	1,800,000	--
Principal payments of long-term debt	(2,217,000)	(589,000)
Net cash flows from financing activities	(417,000)	(589,000)

NET INCREASE IN CASH	948,000	235,000
CASH, BEGINNING OF YEAR	205,000	10,000
CASH, END OF THIRD QUARTER	$ 1,153,000	$ 245,000

Supplemental disclosures of cash flow information:
Cash paid during the first nine months for:
Interest	$ 97,000	$ 79,000

Income taxes	$ 308,000	$ 7,000

See accompanying notes to condensed consolidated financial statements

1 CONSOLIDATED FINANCIAL STATEMENTS

The consolidated financial statements of Milastar Corporation (the "Company") reflect the financial position and results of operations of the Company and its wholly owned subsidiaries, after elimination of all material intercompany transactions and balances.

The consolidated financial statements as of January 31, 2006 and for the three and nine month periods ended January 31, 2006 and January 31, 2005, included herein are unaudited and have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. The interim financial statements reflect all adjustments (consisting of normal recurring accruals) that are, in the opinion of management, necessary for a fair statement of the results for the interim periods. These consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's annual report on Form 10-KSB for the fiscal year ended April 30, 2005. The result of operations for the interim period should not be considered indicative of the results to be expected for the entire year.

2 RECENT ACCOUNTING PRONOUNCEMENTS

Stock-Based Compensation - In accordance with Accounting Principles Board (APB) Opinion No. 25 and related interpretations, the Company uses the intrinsic value-based method for measuring stock-based compensation cost which measures compensation cost as the excess, if any, of quoted market price of the Company's common stock at the grant date over the amount the employee must pay for the stock. The Company's general policy is to grant stock options at fair value at the date of grant. Consistent with Statement of Financial Accounting Standards (SFAS) No. 123 "Accounting for Stock-Based Compensation", the Company did not have any pro forma compensation costs associated with the options outstanding for the three or nine months ended January 31, 2006 or 2005. SFAS No. 123R - In December 2004, FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment", that focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement replaces SFAS No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." Beginning May 1, 2006, we will be required to expense the fair value of employee stock options and similar awards. As a public company, we are allowed to select from two alternative transition methods, each having different reporting implications. The impact of SFAS No. 123R has not been determined at this time.

3 NET INCOME (LOSS) PER COMMON SHARE

The following table presents a reconciliation of the denominators used in the computation of net income (loss) per common share - basic and net income (loss) per common share - diluted for the three and nine month periods ended January 31, 2006 and 2005:
________________________________________	Three Months Ended	Nine Months Ended
	January 31,	January 31,
	2006	2005	2006	2005
Weighted shares outstanding - basic	2,723,264	2,723,264	2,723,264	2,723,264
Weighted shares assumed upon exercise
of stock options	0	537,930	521,871	447,973
Weighted shares outstanding - diluted	2,723,264	3,261,194	3,245,135	3,171,237

Options excluded from the net loss per share
calculations because the effect on net loss per
share would not have been dilutive.	360,783
Options excluded from the net income per share
calculations because their exercise prices were
greater than the average market price.	0	0	0	0

4 BANK CREDIT LINE

Prior to January 27, 2006, the Company had a revolving line of credit with TCF National Bank, which permitted borrowings of up to $1,000,000. At January 27, 2006 and April 30, 2005, borrowings under this agreement were $0. The Company canceled this line of credit on January 27, 2006.

On January 27, 2006, the Company obtained a new revolving line of credit with Excel Bank Minnesota, which permits borrowings of up to $2,000,000 and is collateralized by the Company's accounts receivable and equipment and is guaranteed by the Company's majority stockholder. The line bears interest at 2.5% above the LIBOR rate which was 6.9% at January 31, 2006. The revolving line of credit expires September 30, 2006. At January 31, 2006, borrowings under the Company's revolving line of credit were $0 (See Note 8).

5 LONG-TERM DEBT

In January 2006, the Company refinanced the $1,767,000 due under three loan agreements with TCF National Bank. The new loan agreement with Excel Bank Minnesota in the amount of $1,800,000 is payable in monthly installments and bears interest at 2.5% above the LIBOR rate through January 2009. At January 31, 2006, the monthly principal payment on this loan was $50,000 and the interest rate was 6.9%. The loan is collateralized by substantially all of the Company's assets and is guaranteed by the Company's majority stockholder and Easton Southpaw Incorporated, a corporation controlled by the Company's majority stockholder (See Note 8).

6 INCOME TAXES

For the three and nine month periods ended January 31, 2006, the Company recorded a benefit for income taxes of $44,000 (40%) and a provision of $260,000 (41%), respectively. This compares to the three and nine month periods ended January 31, 2005, where the Company recorded a provision for income taxes of $73,000 (37%) and $291,000 (37%), respectively.

7 SIGNIFICANT CUSTOMER

The Company's largest customer accounted for 26% (22% for the prior year period) and 24% (19% for the prior year period) of total sales for the three and nine month periods ended January 31, 2006, respectively. The Company's largest customer accounted for 34% and 29% of total accounts receivable at January 31, 2006 and April 30, 2005, respectively.

8 CERTAIN TRANSACTIONS

On January 27, 2006, Dennis J. Stevermer (through Easton Southpaw Incorporated) acquired an aggregate of 1,713,013 shares of the Class A common stock of the Company from the J. Russell Duncan Trust, the Mimi G. Duncan Trust and Lance Duncan. The 1,713,013 shares of the Class A common stock acquired by Mr. Stevermer represent 62.9% of all outstanding common stock of the Company and, as a result of these purchases, Mr. Stevermer acquired control of the Company. The financing of the purchase of the Class A common stock was principally provided by Excel Bank Minnesota, which is the same bank that the Company used for its line of credit and long-term debt (see Notes 4 and 5). The Easton Southpaw Incorporated debt is not collateralized by the Company's assets or guaranteed by the Company. The principal terms of this transaction were disclosed in a Schedule 13D dated June 24, 2005 that was filed by Mr. Stevermer with the Securities and Exchange Commission. As disclosed in the Company's 10-KSB for the year ended April 30, 2005, there are employment agreements which provide for potential severance payments in the event of a change in control of the Company. As such, a severance accrual was recorded in the amount of $300,000 for the quarter ended January 31, 2006.

On January 27, 2006 Mr. L. Michael McGurk agreed to the termination of his employment contract and resigned as the Company's President and Chief Operating Officer in exchange for a lump sum payment of $255,000, which has been expensed.

On January 27, 2006, Mimi Duncan resigned as Chairperson of the Board, Chief Executive Officer and a Director, Lance Duncan resigned as Secretary and a Director and Robert Duncan resigned as a Director. Following these resignations, Mr. Stevermer was elected to the offices of Chairperson of the Board, Chief Executive Officer, President and Secretary. In addition, Mr. Stevermer continues to serve as the Company's Chief Financial Officer and Treasurer.

On January 27, 2006, concurrent with their resignations, the Company paid Lance H. Duncan $167,000 to surrender 107,500 fully vested options with an average exercise price of $0.45 per share and Robert G. Duncan $40,000 to surrender 25,000 fully vested options with an exercise price of $0.44 per share. Both individuals were paid approximately $2.00 per share, less the applicable exercise price, for the cancellation of their options which was $0.30 per share less than the $2.30 market price for Milastar on January 27, 2006.

Item 2. Management's Discussion and Analysis or Plan of Operation

Results of Operations

Three Months Ended January 31, 2006 as Compared with the Three Months Ended January 31, 2005. The Company recorded sales of $3,319,000 during the third quarter of fiscal year 2006 as compared with $3,176,000 for the same period last year, a $143,000 (5%) increase. The increase was primarily attributable to additional work performed for existing customers at our Rogers facility. The current level of sales growth is not necessarily indicative of future sales in that the Company operates with a backlog that is generally less than 10 days.

Cost of sales of $2,279,000 (69% of net sales) during the third quarter of fiscal year 2006 decreased $15,000 (1%) from $2,294,000 (72% of net sales) for the same period a year earlier. The decrease was primarily attributable to immaterial fluctuations. Gross profit increased to $1,040,000 as compared with $882,000 for the prior year third quarter. The increase in gross profit was primarily attributable to higher sales without a corresponding increase in fixed expenses during the period ended January 31, 2006.

Selling, general and administrative (SG&A) expenses of $892,000 (27% of net sales) increased $335,000 (60%) from $557,000 (18% of net sales) for the same period a year earlier. The increase in SG&A expenses is primarily due to a severance payment and an accrual for severance resulting from a change in control of the Company totaling $555,000 being partially offset by a reduction in incentive compensation. SG&A expenses, except for incentive compensation and severance, are relatively fixed and as such are expected to be about 17-18% of sales going forward.

In the third quarter of fiscal 2006, the Company recorded a payment for the surrender of Director options in the amount of $207,000. The disposal loss on property and equipment of $20,000 decreased $80,000 from the $100,000 recorded for the prior year third quarter. The loss was the result of equipment which was replaced prior to its expected useful life.

The Company recorded an operating loss of $79,000 in the third quarter of fiscal 2006 as compared with operating income of $225,000 recorded in the prior year third quarter. The decrease in operating income in the third quarter of fiscal year 2006 is primarily attributable to severance expense of $555,000 being partially offset by a reduction in incentive compensation and the payment for the surrender of Director options in the amount of $207,000.

Total other expense amounted to $30,000 in the third quarter of fiscal 2006 as compared with other expense of $27,000 in the third quarter of last year. Other expense in both third quarters relates to interest expense, which increased $3,000 primarily due to a rise in interest rates.

The Company recorded a tax benefit of $44,000 in the third quarter of fiscal 2006 as compared with a provision of $73,000 in the third quarter of fiscal 2005. The Company recorded a net loss of $65,000 in the third quarter of fiscal 2006 as compared with net income of $125,000 in the prior year third quarter.

Nine Months Ended January 31, 2006 as Compared with the Nine Months Ended January 31, 2005. The Company recorded sales of $10,336,000 during the first nine months of fiscal year 2006 as compared with $9,652,000 for the same period last year, a $684,000 (7%) increase. The increase was primarily attributable to additional work performed for existing customers at our Rogers facility. The current level of sales growth in not necessarily indicative of future sales in that the Company operates with a backlog that is generally less than 10 days.

Cost of sales of $6,958,000 (67% of net sales) during the first nine months of fiscal year 2006 increased $170,000 (3%) from $6,788,000 (70% of net sales) for the same period a year earlier. The increase was primarily attributable to increased energy costs. Gross profit increased to $3,378,000 as compared with $2,864,000 for the prior year nine months. The increase in gross profit was primarily attributable to higher sales without a corresponding increase in fixed expenses during the period ended January 31, 2006.

Selling, general and administrative (SG&A) expenses of $2,190,000 (21% of net sales) increased $492,000 from $1,698,000 (18% of net sales) for the same period a year earlier. The increase in SG&A expenses is primarily due to a severance payment and an accrual for severance resulting from a change in control of the Company totaling $555,000. SG&A expenses, except for incentive compensation and severance, are relatively fixed and as such are expected to be about 17-18% of sales going forward.

The Company recorded a payment for the surrender of Director options in the amount of $207,000 in the first nine months of fiscal 2006 as compared with $0 recorded in the prior year nine months.

The disposal loss on property and equipment of $181,000 decreased $124,000 from the $305,000 recorded for the same period a year earlier. The loss was the result of equipment which was replaced prior to its expected useful life. The loss on impairment of property and equipment of $70,000 increased $70,000 from the $0 recorded for the prior year third quarter. The impairment loss was the result of equipment which was not capable of processing work for a specific customer and other unexpected changes.

The Company recorded operating income of $730,000 in the first nine months of fiscal 2006 as compared with operating income of $861,000 recorded in the prior year nine months. The decrease in operating income in the first nine months of fiscal year 2006 is primarily attributable to higher sales and gross profit being offset by severance and the payment for the surrender of Director options.

Total other expense amounted to $88,000 in the first nine months of fiscal 2006 as compared with other expense of $79,000 in the same period of last year. Other expense in both third quarters relates to interest expense, which increased $9,000 primarily due to a rise in interest rates.

The Company recorded a tax provision of $260,000 in the first nine months of fiscal 2006 as compared with a provision of $291,000 in the first nine months of fiscal 2005. The Company recorded net income of $382,000 in the first nine months of fiscal 2006 as compared with net income of $491,000 in the prior year nine months.

Liquidity and Capital Resources

At January 31, 2006, the Company had working capital of $1,304,000 compared with $511,000 of working capital at April 30, 2005. Cash and accounts receivables represented 83% (76% at April 30, 2005) and 28% (18% at April 30, 2005) of total current assets and total assets, respectively. During the first nine months of fiscal 2006, net cash flows from operating activities amounted to $1,530,000 compared to $1,737,000 in the first nine months of fiscal 2005. Working capital requirements for the first nine months of fiscal 2006 were funded primarily from available cash and cash generated from operations.

Capital expenditures for fiscal 2006 are expected to be between $300,000 and $500,000, which will consist primarily of equipment for the Rogers facility of which $165,000 has been spent through January 31, 2006. The Company believes that available cash and anticipated cash flows from operations will be adequate to satisfy projected operating and capital expenditures through at least the next twelve months.

Critical Accounting Policies

The Company's estimates related to certain assets and liabilities are an integral part of the consolidated financial statements. These estimates are considered critical to the consolidated financial statements because they require subjective and complex judgements.

(a) Revenue Recognition - The Company's revenues are recognized when products are shipped to unaffiliated customers. The Securities and Exchange Commission's Staff Accounting Bulletin (SAB) No. 101 as amended by SAB 104, "Revenue Recognition" provides guidance on the application of accounting principles generally accepted in the United States of America to selected revenue recognition issues. The Company has concluded that its revenue recognition policy is appropriate and in accordance with accounting principles generally accepted in the United States of America and SAB No. 104.

(b) Allowance for Uncollectible Accounts Receivable - The Company records an allowance for accounts receivable which are potentially uncollectible. The allowance is established by estimating the amounts that are potentially uncollectible based on a review of customer accounts, age of the receivable, the customer's financial condition and industry, and general economic conditions. Results could be materially different if economic conditions deteriorated for the Company's customers.

(c) Long-Lived Assets - Property and equipment are depreciated over their useful lives. Useful lives are based on management's estimates of the period that the assets will generate revenue. Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company recorded an impairment charge of $70,000 for the nine month period ended January 31, 2006.

Forward-Looking Statements

Certain statements contained in Management's Discussion and Analysis and elsewhere in the 10-QSB are forward-looking statements. These statements may discuss, among other things, expected growth, future revenues and future performance. The forward-looking statements are subject to risks and uncertainties, including, but not limited to, competitive pressures, inflation, consumer debt levels, currency exchange fluctuations, trade restrictions, changes in tariff and freight rates, capital market conditions and other risks indicated in the Company's filings with the Securities and Exchange Commission. Actual results may materially differ from anticipated results described in these statements.

Item 3. Controls and Procedures.

The Company carried out an evaluation, under the supervision and with the participation of the Company's management, of the effectiveness as of January 31, 2006, of the Company's disclosure controls and procedures pursuant to Rule 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934. Based upon that evaluation, the Company's Chief Executive Officer and Chief Financial Officer concluded that the Company's disclosure controls and procedures are effective in alerting them in a timely basis to material information relating to the Company required to be disclosed in the Company's periodic SEC reports. There have been no significant changes in the Company's internal controls or in other factors which could significantly affect internal controls subsequent to the date the Company carried out its evaluation.

The Company has also evaluated, with the participation of the Chief Executive Officer and Chief Financial Officer of the Company, any change as of January 31, 2006, in the Company's internal control over financial reporting pursuant to Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act of 1934. There was no change in the Company's internal control over financial reporting identified in that evaluation that occurred during the fiscal quarter covered by this quarterly report on Form 10-QSB that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting. Management is aware that there is a lack of segregation of duties due to the small number of employees dealing with general administrative and financial matters. However, management has decided that considering the employees involved and the control procedures in place, risks associated with such lack of segregation are insignificant and the potential benefits of adding employees to clearly segregate duties do not justify the expenses associated with such increases.

PART II

Items 1 thru 5

None.

Item 6. Exhibits

(a) Exhibits:

31.1 Certification of the Chief Executive Officer pursuant to 13a-14 and 15d-14

31.2 Certification of the Chief Financial Officer pursuant to 13a-14 and 15d-14

32 Certification pursuant to 18 U.S.C. section 1350

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this interim report to be signed on its behalf by the undersigned, there unto duly authorized.

MILASTAR CORPORATION
/s/ DENNIS J. STEVERMER
Dennis J. Stevermer
Chief Executive Officer and
Chief Financial Officer

Dated: March 13, 2006